Exhibit 99.1

Tasty Baking Company Reports Strong EPS Growth in the Third Quarter 2006

              Gross Margin Improved 3.6 Percentage Points

    PHILADELPHIA--(BUSINESS WIRE)--Oct. 31, 2006--Tasty Baking Company (Nasdaq: TSTY) today announced financial results for the third quarter ended September 30, 2006.



               FINANCIAL HIGHLIGHTS THIRD QUARTER 2006
----------------------------------------------------------------------

                                              2006    2005
                                              Year-   Year-
                      2006   2005      %       to-     to-       %
                       Q3     Q3   Change(1)   Date    Date  Change(1)
                     ------ ------ --------- ------- ------- ---------
Gross Sales          $66.0  $69.4      -4.8% $203.3  $204.9      -0.8%
              Volume                  -11.0%                     -9.0%
Net Sales            $41.3  $42.4      -2.6% $126.8  $127.3      -0.4%
               Route
           Net Sales                   -3.2%                     -0.8%
           Non-route
           Net Sales                   -0.7%                      1.1%
Gross Margin(2) %     33.1%  29.5%  3.6 pps    34.3%   32.0%  2.3 pps
Net Income per Share $0.06  $0.04        50%  $0.31   $0.21        48%

$ in millions, except per share data
(1 )Percentages may not calculate due to rounding
(2 )Based on net sales less cost of sales and depreciation
----------------------------------------------------------------------


    RESULTS OF OPERATIONS

    Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, "We are pleased with our third quarter results. We continued to exercise disciplined cost control measures during the quarter. This discipline, along with improved net sales realization, resulted in gross margin expansion of 3.6 percentage points and earnings per share growth of 50% versus the same quarter last year. We cannot dismiss the fact, however, that higher sustained fuel prices and resulting shifts in consumer spending, as well as increased promotional activity on the part of our competitors, affected what could have been an even stronger quarter."

    For the quarter, the Company reported that net income and net income per fully-diluted share grew to $0.5 million and $0.06, respectively, in the third quarter 2006, up from $0.3 million and $0.04, respectively, in the third quarter last year. The Company's net income for the first 39 weeks of 2006 was $2.6 million, or $0.31 per fully diluted share, compared with net income of $1.7 million, or $0.21 per fully-diluted share, in the same period last year, an increase in net income of 54.8%.

    During the third quarter 2006, Tasty Baking Company's sales volume was negatively impacted by its January 2006 price increase as well the shift in consumer spending during the quarter and increased promotional activity by competitors. These factors led to a sales volume decline of 11.0% during the third quarter 2006 versus the third quarter 2005. Gross sales were down 4.8% and were less than the volume decline because of the price increase.

    For the third quarter 2006, net sales declined 2.6% year over year, to $41.3 million versus $42.4 million last year. Discounts and allowances declined 1.4 percentage points to 37.4% versus 38.8% of gross sales last year. This improved net sales efficiency was driven by lower promotional spending and lower stale product returns in the Company's route market. For the 39 weeks ended September 30, 2006, net sales were $126.8 million compared to $127.3 million in the same period 2005, a decrease of 0.4%.

    David S. Marberger, executive vice president and chief financial officer, said, "Overall, we were satisfied with the Company's ability to weather a challenging competitive and economic environment during the third quarter and still grow net sales per case and gross profit per case double digits during the quarter versus last year."

    Route net sales decreased 3.2% in the third quarter 2006 versus the comparable period in 2005. The route net sales decline was primarily a result of the sales volume decline, which was partially offset by increased net sales realization as a result of the Company's January 2006 list and promoted price increases.

    Non-route net sales declined 0.7% in the third quarter 2006 versus the third quarter 2005. Non-route net sales were impacted by the timing of certain promotional programs with key direct customers. In addition, the Company experienced volume declines with existing third-party distributors in line with those experienced in the Company's route market. These declines were partially offset by increased sales to new distributors as they expanded distribution during the quarter into new markets such as New England and New York.

    Route net sales declined 0.8% year-to-date versus the same period last year, and non-route net sales were up 1.1% year-to-date versus the same period last year.

    Cost of sales, excluding depreciation, decreased 8.6% in the third quarter 2006 versus the third quarter 2005, on the sales volume decline of 11.0%. The 8.6% decline is the largest quarterly decline in cost of sales the Company has experienced year-to-date. The decline was primarily driven by the volume decrease and lower salary-related costs, partially offset by increased maintenance costs and electric and gas utility expenses. Cost of sales does not move directly in line with volume due to the fact that approximately one-third of product costs are more fixed in nature.

    Gross margin in the third quarter 2006 was 33.1%, up 3.6 percentage points versus the comparable period last year. The gross margin improvement was driven by improved net sales realization, primarily in the route market, and lower product costs as a percentage of net sales.

    Selling, general and administrative (SG&A) expense increased 6.7% in the third quarter 2006 versus the third quarter 2005. The increase is attributed to increased marketing and transportation expense. The increase in transportation expense was due to higher fuel costs.

    Given the Company's progress to-date, the Company maintains its previous commentary on 2006 anticipated financial performance as provided in the Company's press releases dated February 28, 2006, and July 31, 2006.

    STRATEGIC MANUFACTURING EVALUATION

    Mr. Pizzi commented, "We are encouraged by the progress we are making in the evaluation of our long-term strategic manufacturing options. Currently, we are focused on several specific options that are being assessed for their potential and value. The options are being evaluated primarily on each alternative's ability to generate significant enhancements to our efficiency, to provide opportunities for greater organic growth of the business, and to increase flexibility in the development of new products that are more directly aligned with lifestyle trends."

    CONFERENCE CALL INFORMATION

    Management will host a conference call Tuesday, October 31, 2006, at 11:00 a.m. EST to discuss the quarter's financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company's web site, http://www.tastykake.com. On the Company's homepage, click on "Our Company" and then "Investor Relations." A replay will be available shortly after the call and will remain available for 90 days on the Company's website and for four days via telephone. To access the telephone replay, please call 1-888-203-1112 and enter the passcode 8264815. The telephone replay will be available from 1:00 p.m. on October 31, 2006, until Friday, November 3, 2006, at 11:59 p.m. EST.

    ABOUT TASTY BAKING COMPANY

    Tasty Baking Company (Nasdaq: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country's leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company's website or by calling 1-800-33-TASTY.

    "Safe Harbor Statement" Under the Private Securities Litigation Reform Act of 1995

    Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including without limitation, the costs to upgrade and enhance existing facilities, the costs to acquire (or lease) and fit-out a new facility and relocate thereto, the cost and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to successfully enter new markets, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company's annual reports to shareholders and the Company's periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the Company will change its manufacturing strategy or, in the event of a change in its manufacturing strategy, that the new strategy will be successful. The Company assumes no obligation to publicly update or revise any forward-looking statements.



                TASTY BAKING COMPANY AND SUBSIDIARIES
             CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
                             (Unaudited)
                  (000's, except per share amounts)

                          13 Weeks Ended           39 Weeks Ended
                      -----------------------  -----------------------
                       9/30/2006   9/24/2005    9/30/2006   9/24/2005
                      ----------- -----------  ----------- -----------

Gross sales           $   66,033  $   69,371   $  203,275  $  204,897
Less discounts and
 allowances              (24,705)    (26,947)     (76,476)    (77,588)
                      ----------- -----------  ----------- -----------
Net sales                 41,328      42,424      126,799     127,309

Cost of sales             26,035      28,475       78,454      81,625
Depreciation               1,633       1,444        4,801       4,906
Selling, general and
 administrative           12,816      12,014       39,179      38,195
Interest expense             372         334        1,159         981
Other income, net           (247)       (314)        (820)       (794)
                      ----------- -----------  ----------- -----------

Income before
 provision for income
 taxes                       719         471        4,026       2,396

Provision for income
 taxes                       213         160        1,431         720
                      ----------- -----------  ----------- -----------


Net income            $      506  $      311   $    2,595  $    1,676
                      =========== ===========  =========== ===========


Average number
 of shares
 outstanding: Basic        8,041       8,053        8,048       8,058
              Diluted      8,224       8,156        8,242       8,161
Per share of common
 stock:

Net income:Basic      $     0.06  $     0.04   $     0.32  $     0.21
                      =========== ===========  =========== ===========
           Diluted    $     0.06  $     0.04   $     0.31  $     0.21
                      =========== ===========  =========== ===========
Cash dividend         $     0.05  $     0.05   $     0.15  $     0.15
                      =========== ===========  =========== ===========




                TASTY BAKING COMPANY AND SUBSIDIARIES
               CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
                             (Unaudited)
                               (000's)



                                              9/30/2006    12/31/2005
                                            ------------  ------------

Current assets                              $    31,229   $    29,008
Property, plant, and equipment, net              65,637        66,248
Other assets                                     26,043        26,051
                                            ------------  ------------

 Total assets                               $   122,909   $   121,307
                                            ============  ============



Current liabilities                              22,206        19,372
Long term debt                                   21,658        23,092
Accrued pension and other liabilities            24,571        24,599
Postretirement benefits other than pensions      15,715        16,955
Shareholders' equity                             38,759        37,289
                                            ------------  ------------

 Total liabilities and shareholders' equity $   122,909   $   121,307
                                            ============  ============

    CONTACT: Tasty Baking Company
             Mary C. Borneman, 215-221-8537
             Manager, Investor & Public Relations
             mary.borneman@tastykake.com
             or
             David S. Marberger, 215-221-8500
             Chief Financial Officer